Exhibit 10.17

Lloyd’s, London

This Insurance is effected with certain Underwriters at Lloyd’s, London (not incorporated).

This Certificate is issued in accordance with the limited authorization granted to the Correspondent by certain Underwriters at Lloyd’s, London whose names and the proportions underwritten by them can be ascertained from the office of said Correspondent (such Underwriters being hereinafter called “Underwriters”) and in consideration of premium specified herein, Underwriters do hereby bind themselves each for his own part, and not one for another, their heirs, executors and administrators.

The Assured/Owner is requested to read this certificate, and if not correct, return it immediately to the Correspondent for appropriate alteration.

In the event of a claim under this certificate, please notify the following Correspondent:	ASU International LLC
500 Unicorn Park Drive
Woburn, MA 01801
(781) 994-6000

The Broker:	Aon Consulting
8182 Maryland Ave., #550
St. Louis, Missouri 63105

The Agent:	Michael Coulter-Smith, CLU
Coulter & Company Financial Services, LP
987 Gardenview Office Parkway
St. Louis, Missouri 63141
314.432.1600; 314.432.1639 [fax]
cacfs@il.net [e-mail]

CERTIFICATE PROVISIONS

1.     Signature Required. This certificate shall not be valid unless signed by the Correspondent on the attached Declaration Page.

2.     Correspondent Not Insurer. The Correspondent is not an Insurer hereunder and neither is nor shall be liable for any loss or claim whatsoever. The Insurers hereunder are those individual Underwriters at Lloyd’s, London whose names can be ascertained as hereinbefore set forth.

3.     Cancellation. If this certificate provides for cancellation and this certificate is cancelled after the inception date, earned premium must be paid for the time the insurance has been in force.

4.     Service of Suit. It is agreed that in the event of the failure of the Underwriter heron to pay any amount claimed to be due hereunder, the Underwriters hereon, at the request of the Insured, will submit to the jurisdiction of a Court competent jurisdiction within the United States. Nothing in this Clause constitutes or should be understood to constitute a waiver of Underwriters’ rights to commence an action in any Court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another Court as permitted by the laws of the United States or of any State in the United States. It is further agreed that service of process in such suit may be made upon the firm or person named in Item 6 of the attached Declaration Page, and that in any suit instituted against any one of them upon this contract. Underwriters will abide by the final decision of such Court or of any Appellate Court in the event of an appeal.

     The above-named are authorized and directed to accept service of process on behalf of Underwriters in any such suit and/or upon the request of the Insured to give a written undertaking to the Insured that they will enter a general appearance upon Underwriters’ behalf in the event such a suit shall be instituted.

     Further, pursuant to any statute of any state, territory, or district of the United States which makes provisions therefore, Underwriters hereon hereby designate the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as their true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Insured or any beneficiary hereunder arising out of this contract of insurance, and hereby designate the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.

5.     Assignment. This certificate shall not be assigned either in whole or in part without the written consent of the Correspondent endorsed hereon.

6.     Attached Conditions Incorporated. This certificate is made and accepted subject to all the provisions, conditions and warranties set forth herein, attached, or endorsed, all of which are to be considered as incorporated herein.

7.     Short Rate Cancellation. If the attached provisions provide for cancellation, the table below will be used to calculate the short rate proportion of premium when applicable under the terms of cancellation.

Short Rate Cancellation Table For Term of One Year

This Declaration Page is attached to and forms part of certificate provisions (Form SLC-3 USA).

Previous No.	NONE	Authority Ref. No.	001784	Certificate No. L

1	Name and address of the assured/Owner:

In Respect of Insured:

2	Effective from July 1st 2000	to	July 1st 2003
both days at 12:01 a.m. standard time

3	Insurance is effective with certain UNDERWRITERS AT LLOYD’S, LONDON.		Percentage 100%

4	Amount	Coverage	Rate	Premium

	As per Schedule attached.	Individual Accidental Death and Dismemberment - as per wording attached.	Not Applicable	$ Payable $	Annually

5	Special Conditions
Full Twenty-Four (24) Hour Coverage, Worldwide Application dated:
Insured’s Date of Birth:
Beneficiary:

6	Service of Suit may be made upon: Mendes and Mount, 750 Seventh Avenue, New York, NY 10019-6829

Dated	ASU INERNATIONAL, LLC
	by	Correspondent

LLOYD’S, LONDON

CERTIFICATE OF INSURANCE

WE THE UNDERWRITERS hereby agree with the Assured/Owner, to the extent and in the manner hereinafter provided, that if anywhere in the World at any time during the period of this Certificate the Insured shall sustain any bodily Injury cause by an Accident, which shall solely and independently of any other cause within twelve (12) calendar months from the date of Accident causing such Injury to the Insured, We will pay to the Beneficiary, or after the total claim shall be substantiated under this Certificate.

SCHEDULE

ASSURED/OWNER:

INSURED:
(also referred to as “You” or “Your”)

EFFECTIVE DATE OF COVERAGE:

EXPIRATION DATE OF COVERAGE:

BENEFICIARY:

OCCUPATION:

PREMIUM:	$

Payment Mode: Annual Installment

COVERAGE:	Full Twenty-Four (24) Hour, Worldwide

Benefit:	Accidental Death and Dismemberment

Amount of Benefit:	$2,000,000 The Principal Sum

Benefit:	Accident Medical

Amount of Benefit:	$5,000

Aggregate Maximum
Limit of Insurance:	$2,005,000

TALBE OF CONTENTS

SCHEDULE	1
DEFINITIONS	3
INSURING AGREEMENT	4
BENEFIT PROVISIONS	5
ACCIDENTAL DEATH AND DISMEMBERMENT	5
ACCIDENT MEDICAL	6
LIMITATIONS AND EXCLUSIONS	9
GENERAL PROVISIONS	10
ENDORSEMENTS:
EXPOSURE AND DISAPPEARANCE	1

DEFINITIONS

Terms used as defined here or elsewhere in this Certificate will begin with a capital letter.

Accident or Accidental means:

1.	is a sudden and unexpected event which happens by chance;

2.	which arises from a source external to the Insured;

3.	which is independent of Sickness or disease; and

4.	which is the direct cause of a Loss.

Aggregate Maximum Limit of Insurance means the total Amount of Benefit payable under this Certificate regardless of the number of claims paid.

Beneficiary means the person(s) named as Beneficiary in the SCHEDULE.

Underwriters means certain Underwriters at Lloyd’s London whose names and the proportions underwritten by them can be ascertained from the office of said Correspondent (such Underwriters being hereinafter called “Underwriters”) Underwriters may also be referred to as We, Us or Our.

Coverage Period means the period of time between the Effective Date of Coverage and Expiration Date of Coverage as shown in the SCHEDULE.

Injury means bodily injury which:

1.	is Accidental;

2.	is independent of disease, Sickness or other cause; and

3.	occurs during the Coverage Period.

Loss means an injury of the Insured for which Benefits are payable according to the SCHEDULE, Benefit Provisions, Limitations and Exclusions, and other terms and provisions of this Certificate.

Occupation means the occupation shown in the SCHEDULE.

Physician means a licensed healthcare practitioner, other than the Insured or a member of the Insured’s immediate family, providing services or treatment within the scope of his or her license.

INSURING AGREEMENT

1.	Scope of the Insurance;

In consideration of the payment of premium as required, Underwriters agree to provide insurance against Loss with respect to each Coverage as specified in the SCHEDULE. This insurance is for the Amount of Benefit stated in the SCHEDULE.

2.	Certificate Term:

The Certificate begins and ends at 12:01 a.m. Standard Time at the Insured’s address.

3.	The Time of Coverage of Insurance:

Coverage Begins:

The insurance of the Insured begins automatically at the latest of the following:

a.	on the date this Certificate is effective; or

b.	at the beginning of the Certificate term for which premium has been paid.

Coverage Ends:

The insurance of the Insured ends automatically at the earliest of any of the following:

a.	the day for which premiums was last paid; if premium remains in default at the end of the Grace Period;

b.	the Expiration Date of Coverage, as shown in the SCHEDULE; or

c.	the Occupation stated in the SCHEDULE changes during the Coverage Period. In such event Underwriters will refund any unearned premium on a pro-rata basis. But, in no event will a refund be paid for more than one (1) year prior to the date Underwriters receive notice of a change in Occupation.

BENEFIT PROVISIONS
ACCIDENTAL DEATH AND DISMEMBERMENT

Underwriters will pay the amount shown in the Table of Losses below for a listed Loss which:

a.	results solely from an Injury to the Insured which is sustained while the insurance under this Certificate is in force; and

b.	is sustained within three hundred and sixty five (365) days after the date of such Injury.

TABLE OF LOSSES

FOR LOSS OF	AMOUNT PAYABLE

Life	The Principal Sum
Both Hands or Both Feet	The Principal Sum
Sight of Both Eyes	The Principal Sum
One Hand and One Foot	The Principal Sum
One Hand and Sight of One Eye	The Principal Sum
One Foot and Sight of One Eye	The Principal Sum
One Hand or One Foot	One-Half (1/2) the Principal Sum
Sight of One Eye	One-Half (1/2) the Principal Sum

Loss with respect to hands or feet, means Loss by severance at or above the wrist or ankle joint.

Loss of Sight means the total and irrecoverable Loss of vision, as determined by a Physician.

In the event of multiple Losses resulting from a single covered Accident, only one Benefit, the Largest amount payable, will be paid.

Underwriters shall not be liable for any amount in excess of the Aggregate Maximum Limit of Insurance per Accident stated in the SCHEDULE. If the aggregate amount of all Benefits otherwise payable by reason of Loss under this Coverage exceeds such Aggregate Maximum Limit of Insurance, Underwriters shall not be liable as respects each Insured for a greater proportion of the Benefit otherwise payable than the Aggregate Maximum Limit of Insurance per Accident bears to the aggregate amount of all such Benefits.

BENEFIT PROVISIONS
ACCIDENT MEDICAL BENEFITS
(Continued)

BENEFIT PERIOD

A separate Benefit Period begins on the date of each Injury and continues for the period of time specified in the SCHEDULE. The termination of this Certificate has no effect on Benefits otherwise payable.

AMOUNT OF BENEFIT

The Amount of Benefit shown in the SCHEDULE is the total Benefit payable for eligible Covered Expenses incurred.

EXCLUSIONS

The following are Exclusions which are in addition to the Exclusions in the section entitled “LIMITATIONS AND EXCLUSIONS”. Covered Expenses will never include, and no Benefits will ever be payable for, any charges:

a.	which exceed the Reasonable and Customary charges;

“Reasonable and Customary” charges are those charges not in excess of the most common charge for similar professional services in the locality where the services are received. If a charge is in excess of the most common charge, no payment will be made with respect to the excess, and the excess will not qualify as a Covered Expense under the policy. The “most common charge” for any given service and locality will be determined in good faith by Underwriters.

As to other services and supplies, “Reasonable and Customary” charges will be determined in good faith by Underwriters, using a comparison of charges made by other providers of similar services or supplies in the locality where the services or supplies are received. No payment will be made with respect to any amount in excess of the “Reasonable and Customary” charge; or

b.	for any and all dental work; or

c.	for services or supplies not specifically provided for in this Certificate; or

d.	which would not have been made in the absence of insurance or which the Insured is not legally obligated to pay; or

e.	for cosmetic procedures unless made necessary by the covered Injury to restore body function; or

f.	for eyeglasses, contact lenses or hearing aids or for any examination or fitting related to these devices unless made necessary by the covered Injury; or

BENEFIT PROVISIONS
ACCIDENT MEDICAL BENEFITS
(Continued)

g.	for the professional services performed by a member of the Insured’s immediate family; or

h.	for care which is custodial in nature; or

i.	for Experimental Procedures;

“Experimental” means any medical procedure, equipment, treatment or course of treatment, or drugs or medicines that is:

(1)	meant to investigate and is limited to research; or

(2)	not proven in an objective manner to have therapeutic value or benefit; or

(3)	restricted to use at those centers capable of carrying out disciplined clinical efforts and scientific studies; or

(4)	medically questionable as to effectiveness.

Underwriters determine “Experimental” through studies, opinions and references to or by the American Medical Association, the Federal Drug Administration, the Department of Health and Human Services, the National Institutes of Health, the Council of Medical Specialty Societies and any other association or Federal program or agency that has the authority to approve medical testing or treatment; or

j.	for services or supplies that are not Medically Necessary;
“Medically Necessary” services and/or supplies mean those services or supplies as provided by a Hospital, Physician, or other provider which are required to identify or treat an Insured’s Injury and which, as determined by Underwriters, are:

(1)	Consistent with the symptoms or diagnosis and treatment of the Insured’s condition, disease, ailment, or injury; and

(2)	Appropriate with regard to standards of good medical practice; and

(3)	Not solely for the convenience of the Insured, his or her Physician, Hospital, or other provider; and

(4)	The most appropriate supply or level of service which can be safely provided to the Insured; and

(5)	When specifically applied to an inpatient, it further means that the Insured’s medical symptoms or conditions require that the diagnosis or treatment cannot be safely provided to the Insured as an outpatient.

k.	for analysis and adjustments of spinal sublaxation, or diagnosis and treatment by manipulation of the skeletal structure, or muscle stimulation by any means (except treatment of fractures and dislocations of the extremities); or

l.	made, billed or incurred twelve (12) or more months from the date the Benefit Period began. “Incurred” means the date the service treatment or supply was delivered or provided.

LIMITATIONS AND EXCLUSIONS

Exclusions

This Certificate does not cover Loss caused by or resulting from any of the following:

1.	intentionally self-inflicted injuries; or

2.	suicide: attempted suicide; or

3.	any act of declared or undeclared War or Insured’s participation in a riot. Declared or undeclared War does not include acts of terrorism. “War” is used to mean:

a)	hostilities following a declaration of War by a governmental authority;
b)	if there is no declaration of War, then armed, open and continuous hostilities between two countries; or

4.	Accident occurring while the Insured is in or boarding or alighting from any aircraft;

a)	in the capacity of pilot or crew member;
b)	being used for fire fighting, pipe or power line inspection, aerial photography or exploration;

This exclusion does not apply to passengers who temporarily perform pilot or crew functions in a life threatening emergency; or

5.	any activity or condition specifically excluded by name on a Special Exceptions Endorsement or Specific Activity Endorsement forming part of this Certificate; or

6.	commission of or attempt to commit a felonious act as defined by the laws of the jurisdiction where the crime takes place, which results in a conviction of the Insured; or

7.	Insured’s emotional trauma, mental or nervous disease or mental sickness; or

8.	Illness, disease, and bacterial infection; except bacterial infection of an Accidental bodily injury or Accidental ingestion of a substance contaminated by bacteria, unless specifically stated to be included for a Coverage listed in the SCHEDULE.

GENERAL PROVISIONS

1.	Premium; Premium is payable in advance. The amount of the premium is stated in the SCHEDULE. The amount of the premium shall be as determined by Underwriters or by its designated Administrator. Any premium paid, for a Coverage other than Accidental Death and Dismemberment, for a period beyond the date of the Insured’s death will be refunded.

2.	Grace Period: Each premium is payable when due. Premium is due as stated in the SCHEDULE. Premium may be paid to Underwriters or to ASU International LLC. Failure to pay a premium by the premium due date or within the Grace Period is a default in payment of premium. A default of premium will terminate this Certificate and all Coverage of this Certificate.

A Grace Period of thirty-one (31) days will be granted for the payment of each premium falling due after the first premium. During this Grace Period this Certificate shall continue in force. If Underwriters have advised the Assured/Owner that this Certificate will not be renewed at least thirty-one (31) days before the renewal date, this Grace Period will not apply.

We will have the option to deduct any unpaid premium from any Amount of Benefit payable under this Certificate.

3.	Notice of Claim: Written notice of claim must be given to Underwriters as soon as reasonably possible. If possible, written notice of claim should be given to Underwriters within twenty (20) days after the occurrence of any surgery, arthroscopy, admission to a hospital, or Injury or Sickness which causes the Insured to be unable to engage in the Occupation stated in the SCHEDULE.

4.	Claim Forms: When Underwriters are advised of a claim, it will give the claimant forms for filing Proof of Loss. If these forms are not given to the claimant within fifteen (15) days, the claimant will meet the Proof of Loss requirements by giving Underwriters a written statement of the nature and extent of the Loss within the time stated in the Proof of Loss provision.

5.	Proof of Loss: Written Proof of Loss must be given to Underwriters withing twenty (20) days after any covered Loss occurs or as soon as is reasonably possible. Proof of Loss will include all documents requested by Underwriters to evaluate the claim.

6.	Time of Payment of Claims: Benefits payable under this Certificate for any Loss will be paid within thirty (30) days of receipt of due Proof of Loss.

7.	Payment of Claims: All benefits payable under this Certificate will be payable to the Beneficiary.

8.	Physical Examinations and Autopsy: Underwriters, at their expense, have the right to have the Insured examined as often as reasonably necessary while a claim is pending. We may also have an autopsy made unless prohibited by law.

9.	Representations and Severability: In granting Coverage to the Assured, We have relied upon declarations and statements in the written application(s) for Coverage signed by the Insured or the Beneficiary. All such declarations and statements are the basis of Coverage and shall be considered incorporated in and constituting part of this Certificate. A copy of the written application(s) shall be attached to this Certificate.

10.	Examination under Oath: We have the right examine under oath, as often as We may reasonably require, the Insured or the Beneficiary. We may also require the Insured or the Beneficiary to provide a signed description of the circumstances surrounding the Sickness or Injury and their interest in the Loss. The Insured and the Beneficiary will also produce all records and documents required by Us, and must permit Us to make copies of such records or documents.

GENERAL PROVISIONS
(continued)

11.	Legal Actions: No legal action may be brought to recover on this Certificate until sixty (60) days after Underwriters have been given written Proof of Loss. No such action may be brought after three (3) years from the time written Proof of Loss is required to be given.

12.	Arbitration: In the event of a dispute under this Certificate, either We, the Assured/Owner or the Beneficiary may make a written demand for arbitration. In that case, We and the Assured/Owner or the Beneficiary will each select an arbitrator. The two arbitrators will select a third. If they cannot agree within fifteen (15) days, either We, the Assured/Owner or the Beneficiary may request that the choice of arbitrator be submitted to the American Arbitration Association. The arbitration will be held in the state of the Assured/Owner’s or the Beneficiary’s principal residence.

13.	Incontestability: No statement made by the Insured under this Certificate relating to his insurability shall be used in contesting the validity of this insurance after such insurance has been in force, prior to contest, for a period of two (2) years (excluding any period of Total Disability) nor unless it is contained in a written application signed by him.

14.	Not in Lieu of Workers’ Compensation: This Certificate is not in lieu of and does not affect any requirement for coverage by Workers’ Compensation insurance.

15.	Conformity with State Statutes: Any provision of this Certificate which, on its effective date, is in conflict with the statutes of the state in which this Certificate is delivered is hereby amended to conform to the the minimum requirement of such statutes.

LLOYD’S, LONDON

ENDORSEMENT

Effective date of this Endorsement:            July 1st 2000

Issued to:	Endorsement No. 1

ASSURED/OWNER	To be attahced to and form part of
INSURED CERTIFICATE HOLDER:	Certificate No.

EXPOSURE AND DISAPPEARANCE

Loss resulting from unavoidable exposure to the elements shall be covered to the extent of the Benefits afforded the Insured.

If the body of the Insured has not been found within one year of the disappearance, stranding, sinking or wrecking of any aircraft in which the Insured was an occupant, then it shall be presumed, subject to all other terms of this Certificate, that the Insured has suffered Loss of life covered under this Certificate. But if the Insured is subsequently found to be living, any Amount of Benefit paid must be refunded to Underwriters immediately by the person or persons to whom paid.